Exhibit 99.2

VASCO Data Security International, Inc.

Q4 2011Earnings Conference Call

Prepared Remarks

February 16, 2012

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Today, we are going to review the results for 4th quarter and Full Year, 2011. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

VASCO is pleased to report that Q4 was our strongest quarter ever and that 2011 was our strongest year ever in terms of revenue. In fact, the last three quarters of 2011 were the strongest ever comparable calendar quarters.

Revenue from continuing operations for the fourth quarter and full year 2011 was $48.5 million and $168.1 million, respectively, an increase of 47% compared to the fourth quarter of 2010 and an increase of 56% compared to full year 2010. Q4 2011 was our 36th consecutive positive quarter in terms of operating income. Our gross profit for the quarter was approximately 66% of revenue and 64% for the full year 2011. Our operating income from continuing operations was approximately 19% of revenue for the quarter and 15% for the year.

At December 31, 2011 our net cash balance was $84.5 million and we had $108.6 million in working capital. This strong cash position and strong balance sheet is an important tool to support VASCO’s further growth.

2011 was a validation of the leverage in VASCO’s core business and in our banking business, in particular. By our core business, we mean our classic on-premise business where our customers install and manage the VACMAN Controller and Identikey Server platforms that support VASCO’s hardware and software Digipass security products. These customers include traditional banking, enterprise, gaming, gambling, education, e-government, healthcare and others. Revenue from the banking market grew approximately 48% for the quarter and 72% for the full year over the same periods in 2010. Meanwhile, our enterprise business and application security market finished the year strong with 45% growth for Q4 and 10% growth for the year. This, we believe, is reflective of a market receptive to VASCO’s product suite and our “direct touch” sales strategy. Our success in our core business and strong cash position allowed us to invest in our new services offering, Digipass as a Service, or DPS. We expect to see a modest return on this investment starting in 2012.

By combining our on-premise core business with our innovative DPS cloud services business, we offer our customers a choice. They can manage the authentication function themselves, or ask VASCO to do it for them. Customers large or small can afford VASCO’s robust and trusted authentication, regardless of their number of users or frequency of use.

For 2012, we have two important priorities.

1.	To consolidate our strong position in our core business.

2.	To develop our Digipass as a Service business. While the contribution of DPS will still be limited in 2012, we believe this new services business will offer meaningful growth in 2013 and beyond.

Over the last eight years, our compounded annual growth rate for revenue was over 28%, substantially higher than the growth of new Internet users during the same period. After last years’ revenue growth of over 56%, we need to prepare VASCO for the next move forward. For that reason, we expect 2012 to be a year of consolidation and measured growth. We do believe that 2012 will be a good year.

We entered 2012 with a backlog of approximately $33 million compared to backlog at December 31, 2010, which was approximately $56 million. Although this backlog is lower than the year earlier period, we believe the difference is mainly due to the timing of order intake. Longer term, we believe that we are on track for a period of strong and sustainable growth.

Over the past three years, we have invested in people, infrastructure and technology. We saw the return on that investment with the results of 2011.

VASCO was prolific in its product development efforts in 2011. VASCO’s R&D group launched 30 new models and/or new versions of existing products last year alone. Our DPS platform is up and running, with more features to be added during 2012. Our product roadmap for 2012 and beyond is very robust and exciting.

VASCO, as every company in the world, is not immune to the world’s economic environment. At this moment, the global economic system is still facing a lot of uncertainty. VASCO, with zero debt, a strong cash position, mature products and services, and a strong management team, is better positioned than most to be successful in 2012.

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer.

Thank you, Ken.

Ladies and gentlemen,

As Ken already mentioned, 2011 was the best year in VASCO’s history in terms of revenue.

It was indeed the triumph of the business model that we implemented the end of 2005 and explained at the January 2006 analyst day in New York.

We experienced very strong growth in the banking sector. The combination of some very large orders and the global success of internet banking made VASCO’s banking business rise to previously unknown levels.

Due to the success in the banking sector, the growth in the Enterprise Security and Application Security markets seems a bit understated. However, a year-over-year growth of 10% in the non-banking market is rather strong and a very nice improvement compared with the beginning of 2011.

An important evolution in non-banking is that we are building a direct touch model for large deals. Such deals will be prospected and closed by VASCO. Smaller and medium volume deals will stay within our two-tier channel approach.

The large percentage of banking revenue in early 2011 gave us lower gross margins. Gross margin improved in the last half of the year with 67% in Q3 and 66% in Q4.

For our DPS business model, the task for 2012 is simple: we focus on activating the millions of end users that have already a “dormant” DIGIPASS in their possession. We believe that this “bottom up” approach will be very successful. We will put the initiative for better security in the hands of the consumers and the citizens.

As you may know, we bring dormant DIGIPASS to the end user in the following ways:

1.	DESS or DIGIPASS Embedded Security Solutions: a software DIGIPASS is natively embedded on a manufacturer’s hardware. Examples are our partnerships with Intel and Option,

2.	DIGIPASS Plus: customers allow VASCO to integrate a second, additional application in their DIGIPASS client. This second application can be activated and used to secure third party applications.

3.	National ID cards: many countries are rolling out national ID cards that can be used as an authentication and PKI platform.

In the coming year, we expect to have over 100 million of dormant DIGIPASS in the market.

With our authentication services model, we offer secure authentication to the many online applications that are under the radar of our core business model, because the transaction value or the frequency of use is too low. Examples are social media sites, frequent flyer accounts, webmail services etc.

With our services, we also aim at certain categories of users within an application. Let me give you an example. As you might know, VASCO has a strong presence within the online gaming industry. For example, in Q4 2011, we further strengthened our position in the gaming vertical, by adding additional gaming customers, including Konami, to our customer list.

Many gaming companies sell our DIGIPASS to their users. We see that the vast majority of gamers that buy a DIGIPASS are so-called “heavy users”, people who are online often, and who spend money for extra perks within a game. We estimate that 20 to 25% of an average online game’s population fits into this category.

This means that there are 75-80% of more occasional players, who do not invest in DIGIPASS. This segment, we will tackle with DPS.

2011 saw a strong 67% growth in banking revenues in EMEA. For 2012, we do not expect a slowdown in order intake for our core business. This, of course, assumes that there is not a repeat of the economic downturn of 2008. We anticipate that 2012 will be a strong year for VASCO’s core business, both in the banking and in the non-banking areas.

We stay prudent, because of the turbulent macro-economic environment.

Nevertheless, I repeat that we are confident that 2012 will be a good year for VASCO.

Thank you, Jan.

At this time I would like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer.

Comments by Cliff Bown:

Thanks Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the fourth quarter of 2011 were $48.5 million, an increase of 47% from the fourth quarter of 2010. For the full year, revenues were $168.1 million, an increase of 56% from the comparable period in 2010.

The increase in revenue for the fourth quarter 2011 compared to 2010 reflected a 48% increase in revenues from the banking market and a 45% increase in revenues from the enterprise and application security market. The increase in revenue for the full year 2011 compared to 2010 reflected a 72% increase from the banking market and a 10% increase from the enterprise and application security market.

It should also be noted that the comparison of revenues was positively impacted by the weaker U.S. dollar vs. the Euro for both the fourth quarter and full-year 2011. We estimate that revenues in the fourth quarter and full year 2011 were approximately $0.3 and $5.4 million higher, respectively, than they would have been had the exchange rates in 2011 been the same as in 2010.

The distribution of revenue between our markets in both the fourth quarters of 2011 and 2010 was approximately 78% from banking and 22% from enterprise and application security. The comparison of the distribution of revenue for the full year, however, reflects the stronger growth in the banking revenues in 2011. For the full year 2011, approximately 81% of our revenues came from banking as compared to 74% in 2010.

Our revenues for the fourth quarter and full year 2011 continue to come predominately from outside of the U.S. The geographic distribution of our revenue in the full year 2011 was approximately 66% from EMEA, 10% from the U.S., 9% from Asia, and the remaining 15% from other countries. For the full year 2010, 67% of our revenue came from EMEA, 10% came from Asia, 9% came from the U.S., and the remaining 14% from other countries.

Gross profit as a percentage of revenue for the fourth quarter and full year of 2011 was approximately 66% and 64%, respectively. In 2010, gross profit as a percentage of revenue for the fourth quarter and full year was approximately 71% and 70%, respectively.

The reduction in gross margin as a percentage of revenue for the fourth quarter reflected an unfavorable mix of products sold and write-down of approximately $1.4 million of selected inventory items to their expected net realizable value. The reduction in gross margin as a percentage of revenue for the full year was attributable to the same factors as noted for the fourth quarter plus an unfavorable mix of revenues between our two markets, with revenues from the banking market growing much faster than from the enterprise and security market as previously noted, and lower gross margins from revenues in our banking market due to an increase in size of transactions with key banks and increased shipping costs in the first half of the year to ensure timely deliver to our core customers.

The unfavorable mix of products related to a higher percentage of our revenue for both the quarter and full year 2011 coming from card readers as compared to 2010. In addition, our non-hardware revenue as a percentage of total revenue declined for both the quarter and full year 2011 as compared to 2010.

For the fourth quarter and full-year 2011, card readers, as a percentage of total revenue, increased from approximately 11% and 13% for the fourth quarter and full year 2010, respectively, to 13% and 19% for the fourth quarter and full year 2011. Non-hardware revenue, as a percentage of total revenue, decreased from approximately 25% for both the fourth quarter and full year 2010 to 19% and 21% of revenue for the fourth quarter and full year in 2011, respectively. While non-hardware revenues increased approximately 13% and 30% for fourth quarter and full year 2011, respectively over the same periods in 2010, the decrease in non-hardware revenues as a percentage of total revenues was consistent with the fact that banking revenues grew much faster than revenues from the enterprise and application security market.

Operating expenses for the fourth quarter of 2011 were $22.9 million, an increase of $7.2 million, or 46% from the fourth quarter of 2010. Operating expenses for the full year of 2011 were $83.3 million, an increase of $19.8 million or 31% from the same period in 2010.

The comparison of expense for both periods was affected by adjustments made to compensation expenses related to performance based incentive plans. Stock-based incentive plan costs that were included in operating expenses in the fourth quarter and full-year 2011 were $3.9 million and $6.1 million, respectively. For 2010, operating expenses for the fourth quarter and full-year included net benefit of $0.9 million and a net expense of $1.0 million, respectively.

Stock based incentives in the fourth quarter of 2011 included approximately $2.5 million of incremental expense related to long-term, performance-based incentives originally awarded in 2009 where performance objectives were met as a result of the stronger than expected performance of the company in the fourth quarter of 2011. Operating expenses for the fourth quarter of 2010 included an adjustment that reduced expense by $1.4 million related to the awards granted in 2009 as management’s assessment at the end of 2010, and which continued through the third quarter of 2011, was that it was more likely than not that the company would not achieve the performance targets required for the payout of the long-term incentives.

It should also be noted that the comparison of operating expenses in the fourth quarter and full-year 2011 to the same periods in 2010 was negatively impacted by the weaker U.S. dollar vs. the Euro and other currencies. We estimate that expenses were $0.1 million higher in the fourth quarter and $3.5 million higher for the full year than they would have been had the exchange rates in 2011 been the same as in 2010.

For the fourth quarter, operating expenses increased by $2.8 million, or 36% in sales and marketing, increased by $1.6 or 43% in research and development, and increased by $2.5 million or 60% in general and administrative when compared to the fourth quarter in 2010. The increase in the sales and marketing expense primarily reflected the increased expense related to the aforementioned stock based incentive plan accruals, higher compensation expenses and increased marketing expenses. The increase in research and development expense primarily reflected increased expense related to the aforementioned stock based incentive plan accruals, operating expenses of Alfa & Ariss, which was acquired in the second quarter of 2011 and higher compensation expenses. The increase in the general and administrative expense primarily reflected the increased expense related to the aforementioned stock based incentive plan accruals.

Our average total headcount in the fourth quarter of 2011 was 24 persons, or 7%, higher than the average headcount in the fourth quarter of 2010. The increase in average headcount included an increase of 3 persons in the sales, marketing and operations groups and an increase of 21 persons in research and development. There was no change in average headcount in general and administrative groups.

For the full year of 2011, operating expenses increased by $9.3 million, or 30% in sales and marketing, and $5.1 million or 37% in research and development and $3.9 million or 21% general and administrative when compared to the same period in 2010. The reasons for the change in the full year expenses are primarily due to the same reasons as noted in the comparison of expenses for the fourth quarter of 2011 to 2010.

Our average headcount for the full year of 2011 was 10 persons, or 6% higher in sales, marketing and operations staff; 23 persons, or 22% higher in R&D staff; and 3 persons, or 6% higher in general and administrative staff.

Operating income for the fourth quarter of 2011 was $9.1 million, an increase of $1.5 million or 20% from the $7.6 million reported in the fourth quarter of 2010. For the full year, operating income was $24.8 million in 2011, an increase of $12.4 million or 100% from the $12.4 million reported in 2010.

Operating income as a percent of revenue, or operating margin, was 19% and 15% for the fourth quarter and full year of 2011, respectively. Excluding the $2.5 million adjustment for stock based incentive plan accruals recorded in the fourth quarter of 2011, operating income as a percent of revenue would have been approximately 24% and 16% for the fourth quarter and full year 2011, respectively.

In 2010, our operating margins were 23% for the quarter and 11% for the full year. Similarly, if you excluded the $1.4 million benefit from the reduction in stock based incentive plans in the fourth quarter of 2010, operating income as a percent of revenue would have been approximately 19% and 10% for the fourth quarter and full year 2010, respectively

The Company reported an income tax benefit of $1.9 million for the fourth quarter and income tax expense of $1.6 million for the full year of 2011. The effective tax rate was negative for the fourth quarter and was 6% full year of 2011.

For 2010, the Company reported income tax expense of $1.1 million for the fourth quarter and $2.6 million for the full year. The effective tax rate reported in 2010 was 14% for the fourth quarter and 19% for the full year.

Tax expense in the fourth quarter of 2011 included a net benefit of $3.9 related to the reduction in reserves that had been established in prior years related to the use of tax loss carryforwards. As a result of the strong performance in 2011, especially in the Americas, management believes that it is more likely than not that we will use the remaining tax losses carryforwards in future periods. Excluding the benefit of the reduction in reserves, our effective tax rate for the full year 2011 would have been approximately 21%.

As a result of the reduction in the reserve for the tax loss carryforwards, earnings in future years in the Americas will be subject to tax and we expect that our effective tax rate will increase accordingly. Given our current structure, the actual tax rate will be determined based on the geographic location of future earnings. We expect that earnings in the Americas will be taxed at a rate that approximates the U.S. statutory rate. We expect that earnings in non-American countries will be taxed at a rate that is 10 to 15 percentage points lower than the U.S. rate.

The makeup of our workforce as of December 31, 2011 was 358 people worldwide with 167 in sales, marketing and customer support, 136 in research and development and 55 in general and administrative. As noted previously, the average headcount for the fourth quarter of 2011 was 24 persons or 7% higher than the average headcount for the fourth quarter of 2010. The average headcount for the full year of 2011 was 36 persons or 11% higher than the average headcount for the same period in 2010.

Our cash and working capital balances continued to remain strong in 2011. As of December 31, 2011, our net cash balance was $84.4 million, a decrease of $1.1 million, or 1%, from $85.5 million at December 31, 2010. As of December 31, 2011, our working capital balance was $108.6 million, an increase of $11.7 million, or 12%, from $96.9 million at December 31, 2010. The increase in working capital is largely attributable to our strong operating cash flow. Our earnings before interest, taxes, depreciation and amortization (EBITDA or operating cash flow if you will) was $29.1 million for the full year 2011, an increase of $13.5 million or 87% over full year 2010.

We had no debt outstanding during the year.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Ken Hunt: Closing Remarks

I am personally gratified with VASCO’s performance in 2011. Revenue growth was outstanding, up 56% over 2010 and gross margin showed significant improvement throughout the year, with over 66% GM delivered in the last half of the year. 2011 was a growth year and an investment year. Our R&D group launched 30 new models and/or new versions of existing products last year alone, and delivered DPS, our cloud-based authentication services platform. Operating margins showed significant improvement and earnings per share were strong. We are optimistic about the business and VASCO’s future.

Because of this investment strategy during difficult times, we are a stronger company and more competitive than ever.

Now, guidance.

We would now like to address our guidance for full-year 2012.

•	Revenue for 2012 is expected to be $175 million or more, and

•	Operating income as a percentage of revenue, excluding the amortization of purchased intangible assets, for full-year 2012 is projected to be in the range of 13% to 16%.

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.

Q&A Session: